UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2006

TIME AMERICA, INC.
(Exact name of registrant as specified in its charter)

Nevada	33-58694	13-3465289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8840 East Chaparral, Suite 100
Scottsdale, Arizona, 85250
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (480) 296-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers:  Elections of Directors:  Appointment of Principal Officers.

On October 5, 2006, Craig J. Smith announced his resignation as a Chief Financial Officer, Secretary and Treasurer of Time America, Inc. (“Time America”), effective October 25, 2006.  Mr. Smith has agreed to work up to 15 hours per week on a consulting basis through December 31, 2006.

Effective October 25, 2006, Thomas J. Klitzke will be appointed the Principal Accounting Officer of Time America.  Mr. Klitzke formerly served as Time America’s Controller.

Mr. Klitzke, age32, has served as Controller of Time America since September of 2005.  Prior to joining Time America, Mr. Klitzke served as Controller of ImproveNet, Inc. from January of 2003 through September of 2005.  From September 2001 through January 2003, Mr. Klitzke was employed by Arthur Andersen, LLP and Woods & Dwyer, PLC as an auditor.  Mr. Klitzke is a Certified Public Accountant and holds a bachelors of science from Arizona State University.  Mr. Klitzke does not have any family relationships with any directors or executive officers of Time America.

Since the beginning of Time America’s last fiscal year, neither Mr. Klitzke, nor any member of his immediate family, has had any direct or indirect interest in any transaction or any proposed transaction to which Time America or any of its subsidiaries was or is to be a party, and in which the amount was or would be in excess of $60,000.

The positions of Secretary and Treasurer have not yet been filled by Time America.

Mr. Klitzke does not have an employment agreement with Time America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME AMERICA, INC.

Date: October 10, 2006	By:	/s/ Craig J. Smith
	Name:	Craig J. Smith
	Title:	Chief Financial Officer